Exhibit 10.36

AMENDMENT NO. 2

TO

CNF TRANSPORTATION INC.

RETURN ON EQUITY PLAN

1997 RESTATEMENT DATED 12/8/1997

CNF Transportation Inc. (the “Company”) has maintained since 1996 its Return on Equity Plan (the “Plan”) in order to provide for long-term incentive compensation awards to be made to specified executives of the Company and its affiliates. The Company has recently adopted a new Value Management Plan that will provide for similar types of long-term incentive compensation awards to be made to executives, and consequently wishes to provide for the termination of the Plan, but at the same time to provide for the payment of awards under the Plan to be made at the end of each of the Award Cycles currently in progress. The Company also wishes to amend certain provisions of the Plan relating to changes in control of the Company.

The Plan was originally adopted in 1996 and was amended and restated in the 1998 Restatement. The Company hereby amends the 1998 Restatement of the Plan as follows (capitalized terms used herein without definition have the meanings given to those terms in the 1998 Restatement), and the Plan as amended hereby shall be restated in a new 1999 Restatement.

1.    Change in Definition of “Change in Control.”    The definition of the term “Change in Control” set forth in Section 2.07 of the Plan is amended in its entirety so as to read as follows:

“Change in Control” means a change in control of the Company, which will be deemed to have occurred if:

(a)	any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)(other than (A) the Company or its affiliates, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or its affiliates, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the common stock, par value $0.625 per share, of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d_3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding voting securities;

(b)	the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on June 28, 1999, constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two_thirds (2/3) of the directors then still in office who either were directors on June 28, 1999 or whose appointment, election or nomination for election was previously so approved or recommended;

(c)	there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above), directly or indirectly, acquired 25% or more of the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates); or

(d)	the stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of assets having an aggregate book value at the time of such sale or disposition of more than 75% of the total book value of the Company’s assets on a consolidated basis (or any transaction having a similar effect), other than any such sale or disposition by the Company (including by way of spin_off or other distribution) to an entity, at least 50% of the combined voting power of the voting securities of which are owned immediately following such sale or disposition by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition.

2.    Amendment to Section 4.02.    Section 4.02 of the Plan is amended in its entirety so as to read as follows:

“4.02	Termination.

The Committee may terminate the Plan at any time; provided however, that unless terminated earlier, the Plan shall automatically terminate on December 1, 1999. Notwithstanding the termination of the Plan, all awards for all Award Cycles then in progress shall be calculated, and be payable, following the completion of each such Award Cycle, in accordance with the provisions of Article 3.”

3.    Effective Date; No Other Amendments.    The effective date of this Amendment shall be June 28, 1999. Except as expressly amended hereby, the 1998 Restatement remains in full force and effect.

CNF TRANSPORTATION INC.

By:
Eberhard G.H. Schmoller Senior Vice President, General Counsel and Secretary
Executed: June 28, 1999

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